Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS FISCAL SECOND QUARTER

RESULTS FOR THE PERIOD ENDED MARCH 31, 2006

Revenue increases 4% to $796 million; Digital revenue grows 157% to $90 million or 11% of total revenue

•	Total revenue of $796 million for the second quarter 2006 increased 4% from the prior-year quarter and was up 10%, excluding the impact of exchange rates and the sheet music business sold in May 2005.

•	Digital revenue was $90 million, climbing to 11% of total revenue in the quarter, up 30% sequentially from the first quarter 2006 and up 157% from $35 million in the same quarter last year.

•	Operating income rose 67% over the second quarter last year to $45 million in the quarter, driving a 2.1 percentage point improvement in operating income margin to 5.7%.

•	Operating income before depreciation and amortization (OIBDA) in the quarter rose 18% over the second quarter last year to $104 million, leading to a 1.6 percentage point expansion in OIBDA margin to 13.1%.

•	Net loss of ($0.05) per diluted share in the quarter increased from a net loss of ($0.28) per diluted share in the same quarter last year.

NEW YORK, May 5, 2006—Warner Music Group Corp. (NYSE: WMG) today announced its financial results for the three-month period ended March 31, 2006.

“One year since our IPO, Warner Music has grown revenue, outperforming the market and gaining significant margin and market share,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “Through its strategy for profitable growth, this team has led the industry in the digital space, enhanced its competitiveness in the independent arena and gained share in the highest-growth market segments. Our artists and labels have had a remarkable year—including both innovative efforts with established artists and development of new artists.”

Michael Fleisher, Warner Music Group’s Executive Vice President and CFO, added: “We continue to believe that our twelve-month performance is the best indication of the progress we are making in our mission to be a music-based content company. Over the latest twelve months, Warner Music Group’s worldwide revenue was up 3% year-over-year, outpacing the industry.”

Second Quarter Results

For the second quarter of fiscal 2006, revenue increased by 4% to $796 million from $767 million in the same quarter of fiscal 2005. Domestic revenue rose 15% while international revenue fell 6%, but rose 2% on a currency-adjusted basis. On a constant-currency basis and excluding the sheet music business1, quarterly revenue rose 10% from the same quarter in the prior year.

Digital revenue nearly tripled from the prior-year quarter to $90 million. Similar to last quarter, Warner Music Group continues to have a larger digital presence in the U.S. than outside the U.S., with approximately 70% of the company’s digital revenue originating from the U.S. and the remaining 30% coming from outside the U.S.

Operating income for the quarter rose by $18 million to $45 million, a 67% improvement when compared to the prior-year quarter.

OIBDA for the quarter rose by $16 million to $104 million from $88 million last year, driving margin improvement of 1.6 percentage points to 13.1%. This quarter’s OIBDA includes $2 million in FAS 123 charges and a previously announced $8 million severance charge relating to an executive departure. The prior year quarter included $7 million in FAS 123 charges.

Reported net loss was ($7) million or ($0.05) per diluted share for the quarter, compared to net income of $4 million or ($0.28) per diluted share in the comparable prior-year period. Net income for the March 31, 2005 quarter included a $39 million unrealized gain to mark-to-market the warrants issued to Time Warner as part of the original purchase price of the acquisition. The warrants were repurchased in May 2005.

The company also reported a cash balance of $359 million, short-term investments of $61 million, total long-term debt of $2.2 billion and net debt (total long-term debt minus cash and short-term investments) of approximately $1.8 billion, as of March 31, 2006.

For the quarter, free cash flow (calculated by taking cash flow from operations less capital expenditures and cash paid for investments) amounted to $162 million, compared to $193 million in the comparable fiscal 2005 quarter. Unlevered after-tax cash flow (defined as free cash flow excluding cash interest paid and non-recurring management fees) was $186 million, compared to $220 million in the comparable fiscal 2005 quarter (see below for calculation of Non-GAAP Free Cash Flow and unlevered after-tax cash flow).

For the six months ended March 31, 2006, unlevered after-tax cash flow was $246 million, compared to $302 million in the prior-year comparable period. This gives

[1]

The sheet music business, which we sold in May 2005, contributed $11 million to Music Publishing revenue in the second quarter of fiscal 2005, and was immaterial to our profit measures in that quarter.

Warner Music Group an 80% conversion rate for the first six months of the 2006 fiscal year (calculated by taking unlevered after-tax cash flow and dividing by OIBDA).

Below is the business segment discussion for the quarter.

Recorded Music

Revenue for the company’s Recorded Music business increased 9% to $676 million, and 13% on a constant-currency basis. Both domestic and international markets (on a constant-currency basis) contributed to this growth. Recorded Music digital revenue of $86 million represented 13% of total Recorded Music revenue and grew 177% from the prior-year quarter. Digital growth is reflective of the company’s continued digital innovation along with the success of several key new releases.

Recorded Music revenue increases reflect the success of both established and developing artists, as well as significant carryover sales. Major sellers in the quarter included titles from James Blunt, T.I., Madonna, Sean Paul and Juvenile. Domestic Recorded Music revenue fueled the quarter, adding 22% to $361 million from the prior-year quarter, while international Recorded Music revenue increased 4%, excluding $21 million attributable to the negative impact of exchange rates. This international revenue growth in the quarter was primarily driven by Europe led by the United Kingdom and Italy and strong double-digit gains in the Asia/Pacific region.

Recorded Music operating income climbed 33% to $40 million in the quarter over the prior-year’s quarter, yielding an operating margin of 5.9%, up 1.1 percentage points from the comparable prior-year period.

Recorded Music OIBDA grew 13% to $81 million for the quarter, compared to $72 million in the prior-year comparable period as a result of increased revenue and a more profitable product mix, including higher-margin digital sales. This drove a 0.4 percentage point expansion in OIBDA margins to 12.0%, as compared to the same quarter last year.

Music Publishing

Music Publishing revenue decreased 16% compared to the same quarter in the prior year to $129 million in the quarter, but was down only 3% from the prior-year quarter on a constant-currency basis and excluding $11 million of prior-year revenue from the sold sheet music business. Digital revenue from Music Publishing amounted to $4 million, which represents 3% of total Music Publishing revenue for the quarter.

Declines in both mechanical revenue of 12% and synchronization revenue of 9% were partially offset by an increase in performance revenue. Mechanical revenue declines reflect prior-year industry declines in physical record sales. Synchronization and performance revenue variances reflect timing issues rather than business growth or decline.

Music Publishing operating income was $32 million and OIBDA was $47 million in the quarter, both flat from the prior-year quarter.

FAS 123 Expenses

FAS 123 expenses, which represent stock compensation expenses, amounted to $2 million for the quarter ended March 31, 2006 and $7 million for the quarter ended March 31, 2005.

Financial details for the company’s second fiscal quarter 2006 can be found in the Form 10-Q filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Maverick, Nonesuch, Perfect Game, Reprise, Rhino, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K and Form 10-Q concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

Figure 1. Warner Music Group Corp. -Consolidated Statement of Operations, Three and Six Months Ended 3/31/06 versus 3/31/05 (dollars in millions, except per share amounts)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	% Change	Six Months Ended March 31, 2006	Six Months Ended March 31, 2005	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenues:	$796	$767	4%	$1,840	$1,855	(1%)
Costs and expenses:
Cost of revenues	(409)	(400)	2%	(939)	(981)	(4%)
Selling, general and administrative expenses	(294)	(293)	—	(617)	(624)	(1%)
Amortization of intangible assets	(48)	(47)	2%	(95)	(93)	2%

Total costs and expenses	($751)	($740)	1%	($1,651)	($1,698)	(3%)

Operating income	$45	$27	67%	$189	$157	20%
Interest expense, net	(45)	(52)	(13%)	(90)	(90)	—
Equity in gains (losses) of equity-method investees	1	—	—	1	(1)	—
Unrealized gain on warrants	—	39	—	—	17	—
Minority interest expense	—	—	—	—	(5)	—
Other income, net	2	—	—	2	4	(50%)

Net income before income taxes	$3	$14	(79%)	$102	$82	24%
Income tax expense	(10)	(10)	0%	(40)	(42)	(5%)

Net (loss) income	($7)	$4	(275%)	$62	$40	55%

Net income (loss) per share:
Basic	($0.05)	$0.04	(233%)	$0.44	$0.37	18%
Diluted (a)	($0.05)	($0.28)	(83%)	$0.41	$0.19	114%
Weighted averages shares outstanding:
Basic	141.9	107.7	32%	141.7	107.6	32%
Diluted (b)	141.9	123.5	15%	150.6	119.6	26%

(a)	Diluted net loss per share for the three months and six months ended March 31, 2005 reflects an add-back to net income for the unrealized gain on warrants as a result of the assumed exercise of the warrants in the calculation.

(b)	Diluted shares for the three months ended March 31, 2006 would include an additional 8.9 million shares related to the assumed vesting of restricted stock and assumed exercise of stock options if they were anti-dilutive.

Figure 2. Warner Music Group Corp. -Consolidated Balance Sheets as of 3/31/06 and 9/30/05 (dollars in millions)

	March 31, 2006	Sept 30, 2005	% Change
	(unaudited)	(audited)
Assets:
Current Assets
Cash & cash equivalents	$359	$288	25%
Short-term investments	61	—	—
Accounts receivable, less allowances of $230 and $ 218	530	637	(17%)
Inventories	44	52	(15%)
Royalty advances (to be recouped w/in 1 year)	196	190	3%
Deferred tax assets	32	36	(11%)
Other current assets	56	39	44%

Total Current Assets	$1,278	$1,242	3%
Royalty advances (to be recouped after 1 year)	196	190	3%
Investments	24	21	14%
Property, plant & equipment, net	147	157	(6%)
Goodwill	876	869	1%
Intangible assets subject to amortization, net	1,737	1,815	(4%)
Intangible assets not subject to amortization	100	100	—
Other assets	106	104	2%

Total Assets	$4,464	$4,498	(1%)

Liabilities & Shareholders’ Equity:
Current Liabilities
Accounts payable	$211	$247	(15%)
Accrued royalties	1,088	1,057	3%
Taxes & other withholdings	43	23	87%
Current portion of long-term debt	17	17	—
Dividend payable	20	—	—
Other current liabilities	327	404	(19%)

Total current liabilities	$1,706	$1,748	(2%)
Long-term debt	$2,226	$2,229	—
Dividends payable	6	5	20%
Deferred tax liabilities, net	192	201	(4%)
Other noncurrent liabilities	225	226	—

Total Liabilities	$4,355	$4,409	(1%)
Common stock	—	—	—
Additional paid-in capital	556	548	1%
Accumulated deficit	(475)	(480)	(1%)
Accumulated other comprehensive income	28	21	33%

Total Shareholders' Equity	$109	$89	22%

Total Liabilities & Shareholders’ Equity	$4,464	$4,498	(1%)

Figure 3. Warner Music Group Corp. — Summarized Statement of Cash Flows, Three Months and Six Months Ended 3/31/06 versus 3/31/05 (dollars in millions)

(dollars in millions)	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	% Change	Six Months Ended March 31, 2006	Six Months Ended March 31, 2005	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net cash provided by operating activities	$176	$229	(23%)	$205	$292	(30%)
Net cash used in investing activities	(75)	(36)	108%	(91)	(61)	49%
Net cash used in financing activities	(23)	(46)	(50%)	(45)	(342)	(87%)
Effect of foreign currency exchange rates on cash	3	(6)	(150%)	2	3	(33%)

Net increase (decrease) in cash	$81	$141	(43%)	$71	($108)	(166%)

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income (loss) before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S.

Figure 4. Warner Music Group Corp. — Reconciliation of OIBDA to Net Income, Three and Six Months Ended 3/31/06 versus 3/31/05 (dollars in millions)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	% Change	Six Months Ended March 31, 2006	Six Months Ended March 31, 2005	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
OIBDA	$104	$88	18%	$306	$278	10%
Depreciation expense	(11)	(14)	(21%)	(22)	(28)	(21%)
Amortization expense	(48)	(47)	2%	(95)	(93)	2%

Operating income	$45	$27	67%	$189	$157	20%
Interest expense, net	(45)	(52)	(13%)	(90)	(90)	—
Equity in gains (losses) of equity-method investees	1	—	—	1	(1)	—
Unrealized gain on warrants	—	39	—	—	17	—
Minority interest expense	—	—	—	—	(5)	—
Other income, net	2	—	—	2	4	(50%)

Income before income taxes	$3	$14	(79%)	$102	$82	24%
Income tax expense	(10)	(10)	0%	(40)	(42)	(5%)

Net (loss) income	($7)	$4	(275%)	$62	$40	55%

OIBDA Margin	13.1%	11.5%		16.6%	15.0%
Operating Income Margin	5.7%	3.5%		10.3%	8.5%

Figure 5. Warner Music Group Corp. — Statement of Operations by Segment, Revenue by Geography, Three and Six Months Ended 3/31/06 versus 3/31/05 (dollars in millions)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	% Change	Six Months Ended March 31, 2006	Six Months Ended March 31, 2005	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Recorded Music:
Revenue	$676	$621	9%	$1,596	$1,561	2%
OIBDA	81	72	13%	287	266	8%
Depreciation and amortization	41	42	(2%)	81	84	(4%)

Operating Income	$40	$30	33%	$206	$182	13%

Music Publishing (a):
Revenue	$129	$154	(16%)	$260	$309	(16%)
OIBDA	47	47	—	68	71	(4%)
Depreciation and amortization	15	15	—	30	29	3%

Operating Income	$32	$32	—	$38	$42	(10%)

Total:
Revenue	$796	$767	4%	$1,840	$1,855	(1%)
OIBDA	104	88	18%	306	278	10%
Depreciation and amortization	59	61	(3%)	117	121	(3%)

Operating Income	$45	$27	67%	$189	$157	20%

Revenue by Geography:
US revenue (b)	$417	$363	15%	$876	$850	3%
Recorded Music	361	296	22%	768	709	8%
Music Publishing	56	67	(16%)	108	141	(23%)
International revenue	379	404	(6%)	964	1,005	(4%)
Recorded Music	315	325	(3%)	828	852	(3%)
Music Publishing	64	79	(19%)	136	153	(11%)

	$796	$767	4%	$1,840	$1,855	(1%)

(a)	The sheet music business, which was sold in May 2005, contributed to Music Publishing revenues for the three and six months ended March 31, 2005, as follows:

	3 Months Ended			6 Months Ended
	Including sheet music business	Sheet music business	Excluding sheet music business	Including sheet music business	Sheet music business	Excluding sheet music business
Revenue	$154	11	$143	$309	26	$283
OIBDA	47	(1)	48	71	—	71
Operating Income	32	(1)	33	42	—	42

(b)	Excluding prior year revenue from the sheet music business, US Revenue grew by $65 million or 18%, and $52 million or 6%, for the three months and six months ended March 31, 2006, respectively, as compared to the prior year periods.

Constant Currency

As exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve the ability to understand the company’s operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. However, a limitation of the use of the constant currency results as a performance measure is that it does not reflect the $31 million, $21 million and $10 million unfavorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the three months ended March 31, 2006 compared to the comparable prior year quarter and the $58 million, $44 million and $14 million unfavorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the six months ended March 31, 2006 compared to the comparable period in the prior year. Further, it does not reflect the $31 million unfavorable impact of exchange rates on our total international revenue for the three months ended March 31, 2005 or the $31 million unfavorable impact of exchange rates on our revenue for the last twelve months (see Figure 8). These amounts are calculated by comparing our actual results in Figures 1 and 5 with the constant currency amounts in this Figure 6. For example, Revenue for the three months ended March 31, 2005 were $767 million as set forth in Figure 1, compared to $736 million on a constant currency basis as set forth in Figure 6, for a difference of $31 million. These results should be considered in addition to, not as a substitute for, results reported in accordance with accounting principles generally accepted in the U.S. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and is not a measure of performance presented in accordance with accounting principles generally accepted in the U.S.

Figure 6. Warner Music Group Corp.—Constant Currency Information—Segment Statement of Operations, Revenue by Geography, on a Non-GAAP Constant Currency Basis and Excluding the Sheet Music Business for the Three and Six Months Ended 3/31/06 versus 3/31/05 (dollars in millions)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	% Change	Six Months Ended March 31, 2006	Six Months Ended March 31, 2005	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Segment Statement of Operations

Recorded Music:
Revenue	$676	$600	13%	$1,596	$1,517	5%
OIBDA	81	75	8%	287	263	9%
Depreciation and amortization	41	42	(2%)	81	84	(4%)

Operating Income	$40	$33	21%	$206	$179	15%

Music Publishing:
Revenue	$129	$144	(10%)	$260	$295	(12%)
OIBDA	47	44	7%	68	68	—
Depreciation and amortization	15	17	(12%)	30	31	(3%)

Operating Income	$32	$27	19%	$38	$37	3%

Total:
Revenue	$796	$736	8%	$1,840	$1,797	2%
OIBDA	104	87	20%	306	272	13%
Depreciation and amortization	59	61	(3%)	117	121	(3%)

Operating Income	$45	$26	73%	$189	$151	25%

Sheet Music Business:
Revenue	$0	$11	—	$0	$26	—
OIBDA	—	(1)	—	—	—	—
Depreciation and amortization	—	—	—	—	—	—

Operating Income	$0	($1)	—	$0	$0	—

Total excluding Sheet Music Business:
Revenue	$796	$725	10%	$1,840	$1,771	4%
OIBDA	104	88	18%	306	272	13%
Depreciation and amortization	59	61	(3%)	117	121	(3%)

Operating Income	$45	$27	67%	$189	$151	25%

Revenue by Geography:
US revenue	$417	$363	15%	$876	$850	3%
Recorded Music	361	296	22%	768	709	8%
Music Publishing	56	67	(16%)	108	141	(23%)
International revenue	$379	373	2%	964	947	2%
Recorded Music	315	302	4%	828	806	3%
Music Publishing	64	71	(10%)	136	141	(4%)

Total revenue	$796	$736	8%	$1,840	$1,797	2%

Free Cash Flow

Free cash flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use free cash flow, among other measures, to evaluate our operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay ongoing regular quarterly dividends. As a result, free cash flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. As free cash flow deducts capital expenditures and cash paid or received for investments from cash flow provided by operating activities, the most directly comparable GAAP financial measure, users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, cash flow provided by operating activities.

Free cash flow includes cash paid for interest and certain non-recurring payments. We also review our cash flow adjusted for these items, a measure we call unlevered after-tax cash flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider unlevered after-tax cash flow excluding certain non-recurring items to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges noted and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with accounting principles generally accepted in the U.S.

Figure 7. Warner Music Group Corp. – Calculation of Free Cash Flow, Three Months and Six Months Ended 3/31/06 versus 3/31/05 (dollars in millions)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	Six Months Ended March 31, 2006	Six Months Ended March 31, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net cash flow provided by operating activities	$176	$229	$205	$292
Less: Capital expenditures	7	8	12	14
Less: Cash paid for investments	7	28	18	47

Free cash flow (a)	$162	$193	$175	$231

(a) - Free cash flow includes cash paid for interest and certain non-recurring cash payments as follows (in millions):

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005	Six Months Ended March 31, 2006	Six Months Ended March 31, 2005
Free cash flow	$162	$193	$175	$231
Plus: Cash paid for interest	24	24	71	66
Plus: Cash paid for management fees	—	3	—	5

Unlevered after-tax cash flow	$186	$220	$246	$302

Twelve-Month Results

We believe that, especially given the rhythm of the music release schedule and associated marketing and promotional expenses, quarterly variations of results are normal in our businesses. As a result, in addition to viewing our performance for current periods, we evaluate our operating performance on a full-year basis. We manage our business based on twelve-month results and consider twelve-month performance to be an important indicator of the performance of our businesses and believe the presentation of twelve-month results help improve the ability to understand the company’s operating performance and evaluate our performance in comparison to prior periods. These twelve-month results should be considered in addition to, not as a substitute for, revenue and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S. In addition, the twelve-month periods presented below are not accounting periods under SEC rules or accounting principles generally accepted in the U.S. Our twelve months ended March 31, 2006 unaudited revenue was derived from our unaudited financial statements for each of the three-month periods ended March 31, 2006, December 31, 2005, September 30, 2005 and June 30, 2005. Our twelve months ended March 31, 2005 unaudited revenue was derived from our unaudited financial statements for each of the three-month periods ended March 31, 2005, December 31, 2004, September 30, 2004 and June 30, 2004.

Figure 8. Warner Music Group Corp. –Last Twelve Months ("LTM") Revenues (dollars in millions)

	LTM 3/31/06(a)	LTM 3/31/05	% Change
	(unaudited)	(unaudited)
Q3 2005 / Q3 2004	$742	$726	2%
Q4 2005 / Q4 2004	905	798	13%
Q1 2006 / Q1 2005	1,044	1,088	(4%)
Q2 2006/ Q2 2005	796	767	4%

Last Twelve Months Revenues	$3,487	$3,379	3%

Impact of foreign currency exchange rates	—	(31)	—

Last Twelve Months Revenue - Constant Currency	$3,487	$3,348	4%

(a) - Full fiscal year revenue for the fiscal year ended September 30, 2005 was $3,502.